Exhibit 99.1

GLOBAL NET LEASE COMMENTS ON COVID-19

NEW YORK – March 19, 2020 – Global Net Lease, Inc. (NYSE: GNL) (“GNL” or the “Company”) today issued the following statement regarding the on-going COVID-19 pandemic.

“As we’re all focused on the current COVID-19 pandemic, we wanted to provide a corporate update to our shareholders,” said James Nelson, CEO of GNL. “Our portfolio remains strong and we’re focused on executing on our business plan, including closing on accretive acquisitions and refinancing loans by taking advantage of historically low interest rates.”

We will continue to focus on the following during these unprecedented times:

We Own and Manage a Diversified and Uniquely Positioned Portfolio: The strength of our portfolio is, and always has been, the foundation of our Company’s success. For years, we have focused on the overall tenant creditworthiness of our portfolio to help insulate us during times of economic uncertainty and to further increase the stability of rental income. We believe the dependability of GNL’s rental income coupled with our thorough underwriting will insulate us from any potential short-term headwinds. We have continuously monitored and culled our portfolio to prioritize credit quality, diversification and duration while limiting any potential credit challenges, as evidenced by the reduction of our portfolio retail concentration to only 5% of annualized straight-line rent as of December 31, 2019. We believe our commitment to this initiative will keep our portfolio best-in-class and performing during uncertain times like this.

As of December 31, 2019, 90% of our top ten tenants, representing a significant portion of our annualized straight-line rent, are actual or implied investment grade rated1. Our overall portfolio is highly diversified, with leases to 124 different companies across 45 industries in 39 U.S. states and 8 different countries. Further, over 74% of the Company’s tenants represent 1% or less of our straight-line rent on an individual basis.

We also generate a significant portion of the Company’s straight-line rent from sectors that we believe are in demand at the current time (such as distribution) or strategically important to consumer staple companies. As of December 31, 2019, only 5% of our portfolio is leased to retail tenants, while 46% is leased to industrial or distribution tenants.

Ample Liquidity to Evaluate Acquisitions: We have ample liquidity to take advantage of attractive acquisition opportunities currently in the market. We continue to seek and close on our robust pipeline of acquisitions of industrial and distribution assets leased to credit worthy tenants while partnering with developers, private equity firms, franchise operators, owners and brokers as we build on our long-term, accretive relationships.

We are Well Positioned to Capitalize on Favorable Debt Capital Markets: While equity markets remain volatile, we are exploring options to refinance certain pieces of debt to take advantage of the dislocation in the markets. We are working closely with our banking partners and believe that we may be able to further lower the interest rates on some of our existing loans as we’re seeing record low treasury yields and Federal Funds rate.

We will continue to evaluate and act on opportunities for accretive acquisitions and attractive financing terms that may result from the current turbulence in the markets and remain confident in our well-constructed portfolio and the dependability of our diversified rental income. We want to thank our loyal shareholders and wish you and your families good health during this time.

Footnotes

1.	As used herein, investment grade includes both actual investment grade ratings of the tenant or guarantor, if available, or implied investment grade. Implied investment grade may include actual ratings of tenant parent, guarantor parent (regardless of whether or not the parent has guaranteed the tenant’s obligation under the lease) or by using a proprietary Moody’s analytical tool, which generates an implied rating by measuring a company’s probability of default. Ratings information is as of December 31, 2019. Comprised of 50% leased to tenants with an actual investment grade rating and 40% leased to tenants with an implied investment grade rating as of December 31, 2019

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “would,” or similar expressions indicate a forward-looking statement, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of GNL’s most recent Annual Report on Form 10-K for the year ended December 31, 2019 filed February 28, 2020 and all other filings filed with the Securities and Exchange Commission after that date. Further, forward looking statements speak only as of the date they are made, and GNL undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, except as required by law.

Contacts:

Investors and Media:

Email: investorrelations@globalnetlease.com Phone: (212) 415-6510